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EXHIBIT 99C.3
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CONSOLIDATED STATEMENTS OF                           U S WEST, Inc.
CASH FLOWS (UNAUDITED)                             Six Months Ended
                                                        June 30,
In millions                                           1996     1995
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
OPERATING ACTIVITIES
 Net income                                           $644     $648
 Adjustments to net income:
  Depreciation and amortization                      1,172    1,122
  Equity losses in unconsolidated ventures             143       90
  Gains on sales of rural telephone exchanges          (49)     (78)
  Cumulative effect of change in accounting
   principle                                           (34)      -
  Deferred income taxes and amortization
   of investment tax credits                           (50)      63
 Changes in operating assets and liabilities:
   Restructuring payments                              (82)    (180)
   Postretirement medical and life costs,
    net of cash fundings                               (24)    (144)
   Accounts and notes receivable                        21     (127)
   Inventories, supplies and other                     (45)     (68)
   Accounts payable and accrued liabilities            (55)      76
 Other - net                                           (25)      29
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Cash provided by operating activities                1,616    1,431
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment     (1,509)  (1,265)
 Investment in international ventures                 (139)    (291)
 Proceeds from disposals of property,
  plant and equipment                                  119      112
 Cash (to) from net investment in assets
   held for sale                                        93      (37)
 Other - net                                           (74)    (281)
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Cash (used for) investing activities                (1,510)  (1,762)
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FINANCING ACTIVITIES
 Net proceeds from issuance of short-term debt         340    1,103
 Proceeds from issuance of long-term debt              330       -
 Repayments of long-term debt                         (476)    (390)
 Dividends paid on common and preferred stock         (469)    (464)
 Proceeds from issuance of common stock                104       23
 Purchases of treasury stock                            -       (63)
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Cash (used for) provided by financing activities      (171)     209
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CASH AND CASH EQUIVALENTS
 Decrease                                              (65)    (122)
 Beginning balance                                     192      209
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Ending balance                                        $127      $87
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Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.
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